Exhibit 10.1

Named Executive Officer Salary Actions

Name	2005 Salary	Increase	Percentage Increase	2006 Salary*

John D. Finnegan	$1,275,000	—	—	$1,275,000
John J. Degnan	$610,000	$35,000	5.7%	$645,000
Thomas F. Motamed	$685,000	$40,000	5.8%	$725,000
Michael O’Reilly	$635,000	$35,000	5.5%	$670,000
Paul J. Krump	$417,500	$17,500	4.2%	$435,000

*     Salary increases take effect April 1, 2006.